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                                  SCHEDULE 14A
                   14A INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

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                                (Amendment No. )

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                            Hemagen Diagnostics, Inc.
                (Name of Registrant as Specified in Its Charter)

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    (Name of Person[s] Filing Proxy Statement, if other than the Registrant)

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FOR IMMEDIATE RELEASE

                                                       For information, contact:
                                                             Lawrence E. Dennedy
                                                        MacKenzie Partners, Inc.
                                                                  (212) 929-5239



       Hemagen Diagnostics, Inc. Sets June 29, 1999 as the Record Date for
                Stockholder Vote on Proposed Consent Solicitation

WALTHAM, MA - JUNE 30, 1999 - Hemagen Diagnostics, Inc. (NASDAQ: HMGN, HMGNW;
BSE: HGN) ("Hemagen") today announced that it has set June 29, 1999 as the record date for stockholder vote on the proposed consent solicitation by Jerry
L. Ruyan, William P. Hales, Thomas A. Donelan, and Christopher P. Hendy (the "Shareholder Group"). The company has been informed by a representative of the Shareholder Group that the proposed consent solicitation will seek to remove all of the company's six directors, and then re-elect two of the company's directors and replace the remaining four with the members of the Shareholder Group. The solicitation will also seek stockholder approval to grant options to purchase 15% of the fully-diluted common stock of Hemagen to Mr. Hales and a corporation owned by an employee stock ownership plan of which Messrs. Ruyan, Donelan and Hendy are the principal participants.

All of the members of Hemagen's Board of Directors, including Dr. Ricardo M. de Oliveira and Dr. Alan S. Cohen whom the Shareholder Group is not attempting to replace, strongly believe that the Shareholder Group's proposals are not in the best interests of the company or its shareholders. Hemagen urges all of its stockholders not to sign any consent or take any other action with respect to the proposed consent solicitation. Hemagen is preparing further information in response to the Shareholder Group's proposed consent solicitation and will provide such information to all shareholders as promptly as possible.

Hemagen Diagnostics, Inc. develops, manufactures and markets more than 135 FDA-cleared proprietary medical diagnostic test kits used to aid in the diagnosis of autoimmune and infectious diseases and to measure important constituents in human blood. Hemagen also manufactures and markets the Analyst(R) Benchtop Chemistry System for automated diagnostic tests on blood serum or plasma. The company focuses on markets which offer significant growth opportunities.

                  Certain Information Concerning Participants

Hemagen Diagnostics, Inc. and certain other persons named below may be deemed to be "participants" in the solicitation of revocations of consents in response to the proposed consent solicitation by the Shareholder Group. The participants may include the directors of Hemagen as well as the officers listed below.

Carl Franzblau, Ph.D. is the Chairman of the Board of Directors, Chief Executive Officer, President and Secretary of Hemagen. Dr. Franzblau beneficially owns 699,021 shares of Hemagen common stock, including 314,511 shares owned by Dr. Franzblau's spouse, options to purchase 20,000 shares, and options to purchase 40,000 shares exercisable by Dr. Franzblau's spouse. Dr. Franzblau disclaims beneficial ownership over all shares held by his spouse.

Ricardo M. de Oliveira, M.D. is the Vice President of Research and Development and a Director of Hemagen. Dr. de Oliveira beneficially owns 345,684 shares of Hemagen's common stock, including options to purchase 10,000 shares, and 40,014 shares held by Dr. Oliveira's spouse.

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Alan S. Cohen, M.D. is a Director of Hemagen. Mr. Cohen beneficially owns
148,705 shares of Hemagen common stock.

Lawrence Gilbert is a Director of Hemagen. Mr. Gilbert beneficially owns 118,687 shares of Hemagen common stock, of which 44,000 are held by his spouse. Mr. Gilbert disclaims beneficial ownership over all shares held by his spouse.

Paul N. Fruitt is a Director of Hemagen. Mr. Fruitt beneficially owns 8,000 shares of Hemagen common stock.

Charles W. Smith is a Director of Hemagen. Mr. Smith beneficially owns 146,659 shares of Hemagen common stock.

Myrna Franzblau is the Treasurer and Director of Human Resources of Hemagen, and the spouse of Dr. Carl Franzblau. Ms. Franzblau beneficially owns 699,021 shares of Hemagen common stock, including 364,510 shares owned by Ms. Franzblau's spouse, options to purchase 40,000 shares, and options to purchase 20,000 shares exercisable by Ms. Franzblau's spouse. Ms. Franzblau disclaims beneficial ownership over all shares held by her spouse.

William Franzblau is the Chief Financial Officer and General Counsel of Hemagen. Mr. Franzblau beneficially owns 94,890 shares of Hemagen common stock, including options to purchase 30,500 shares.